1 HANJIN SHIPPING FILES FOR COURT RECEIVERSHIP  Based on publicly available information, on August 31, 2016, Hanjin Shipping Co., Ltd. (“Hanjin”) filed in South Korea for protection from its creditors, and a receiver was appointed on September 1st. It is reported that Hanjin filed on September 2, 2016 for protection in the U.S. under Chapter 15 of the U.S. Bankruptcy Code.  The situation remains very fluid and it is not clear whether Hanjin will be able to resume operations under the protection of the courts or will be forced to liquidate.  As of September 2, 2016, Triton’s operating subsidiaries had containers leased to Hanjin representing approximately 2.9% of Triton’s combined total fleet and a similar percentage of leasing revenues.  If Hanjin does not resume operations, Triton may incur significant costs. » A portion or all of the receivables due from Hanjin may not be collectible. » We may incur significant costs in recovering, repairing, and repositioning those containers leased to Hanjin.  Triton’s operating subsidiaries maintain credit insurance that covers certain losses and costs incurred due to customer defaults. However, this insurance has significant deductibles and exclusions, and payment and other limitations, and therefore may not protect Triton from all losses arising from the Hanjin default.  It is too soon to estimate the financial impact to Triton related to Hanjin’s recent filings.